MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made as of the 28th day of June, 2008, by and among Trinterprise LLC, a Texas limited liability company having its principal place of business at 3040 Post Oak Boulevard, Suite 1110, Houston, Texas 77056 (“Trinterprise”), InovaChem, Inc., a Delaware corporation, having its principal place of business at 3040 Post Oak Boulevard, Suite 1110, Houston, Texas 77056 (“InovaChem”), InovaChem Mergerco, LLC, a Texas limited liability company, having its principal place of business at 3040 Post Oak Boulevard, Suite 1110, Houston, Texas 77056 (“Mergerco”), and William W. Zuo (“Zuo”), Xiaojing Li (“Li”), Shao Jun Xu (“Xu”), Henry Toh (“Toh”), and Lu Yiu (“Yiu” and together with Zuo, Li, Xu and Toh, the “Trinterprise Members”).

WHEREAS, the Board of Directors of InovaChem and the Managers of Mergerco and Trinterprise deem it advisable and generally to the advantage and welfare of Trinterprise, InovaChem and Mergerco and their respective shareholders and/or members that Mergerco be merged with and into Trinterprise under the terms and conditions hereinafter set forth (the “Merger”), the Merger to be effected pursuant to the Business Organization Code of the State of Texas (the “Business Organization Code”) and to be a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, InovaChem is authorized to issue an aggregate of 200,000,000 shares (“InovaChem Shares”) of its common stock, par value $.001 per share (the “InovaChem Common Stock”), of which 2,500,000 shares are issued and outstanding on the date hereof (the “Outstanding InovaChem Common Shares”); and

WHEREAS, all of the membership interests of Trinterprise (the “Trinterprise Membership Interest”) are owned by the Trinterprise Members in the proportions set forth on Schedule 1 attached hereto; and

WHEREAS, Mergerco is a wholly owned subsidiary of InovaChem and all of the membership interests of Mergerco (the “Mergerco Membership Interest”), are owned by InovaChem; and

WHEREAS, the parties desire to merge Mergerco with and into Trinterprise so that Trinterprise is the surviving entity in such merger and becomes a wholly owned subsidiary of InovaChem and the Trinterprise Members receive shares of the Common Stock of InovaChem in exchange therefore.

NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:

1.	MERGER OF MERGERCO AND TRINTERPRISE.

1.1 Merger. On the Effective Date (as that term is defined in Section 1.9), Mergerco shall be merged with and into Trinterprise, which shall be the surviving entity of the Merger (the “Surviving Entity”), pursuant to the Plan of Merger attached as Exhibit A hereto (the “Plan of Merger”) and the Trinterprise Members shall receive an aggregate of 16,666,667 shares of InovaChem Common Stock (the “Merger Stock”); provided, however, that an aggregate of 4,166,667 shares of Merger Stock (the “Escrowed Stock”) shall be held in escrow pursuant to the terms of the Escrow Agreement of even date herewith among InovaChem, the Trinterprise Members and Broad and Cassel of even date herewith (the “Escrow Agreement”).

1.2 Effect of the Merger. Upon the Merger becoming effective, the separate existence of Mergerco shall cease, and the Surviving Entity shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of Mergerco, all without further act or deed, as provided in Section 10.008 of the Business Organization Code.

1.3 Name of the Surviving Entity. On the Effective Date, the name of Surviving Entity shall remain “Trinterprise LLC”

1.4 Articles of Organization and Operating Agreement. The Articles of Organization and Operating Agreement of Mergerco shall be the Articles of Organization and Operating Agreement of the Surviving Entity.

1.5 Managers. Zuo and Li, the Managers of Trinterprise immediately prior to the Effective Date, shall be the managers of the Surviving Entity on or after the Effective Date until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Officers. There shall not be any officers of the Surviving Entity.

1.7 Status and Conversion of Securities.

(a) Conversion of Outstanding Trinterprise Membership Interest into Right to Receive Merger Stock. At the Effective Date, the Trinterprise Membership Interest, shall, by reason of the Merger and without any action on the part of the Trinterprise Members, be converted into the right to receive the Merger Stock.

(b) Issuance of Merger Stock. At the Effective Date, InovaChem, or such other person as may be designated by InovaChem (the “Exchange Agent”), shall issue, in exchange for the Trinterprise Membership Interest, the number of shares of Merger Stock into which the Trinterprise Membership Interest theretofore owned by the Trinterprise Members shall have been converted.

(c) Conversion of Mergerco Membership Interest. As of the Effective Date, the Mergerco Membership Interest shall be converted into a newly issued Trinterprise Membership Interest representing 100% of the issued and outstanding Trinterprise Membership Interest.

(d) Dissenting Trinterprise Membership Interest Holders. Notwithstanding anything in this Agreement to the contrary, any of the Trinterprise Membership Interest issued and outstanding immediately prior the Effective Date and held by any Trinterprise Member that did not vote in favor of the Merger and complies with Section 10.354 of the Business Organization Code (the “Dissenting Interest”) shall not be converted into or be exchangeable for the right to the Merger Stock, but, instead, shall be converted into the right to receive such consideration as may be determined to be due such holder pursuant to the Business Organization Code. If any such member shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal under the Business Organization Code, that member’s Trinterprise Membership Interest shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Date, the Merger Stock without any interest. The Surviving Entity shall give InovaChem (a) prompt notice of any written demands for appraisal from the holders of any of the Trinterprise Membership Interest, attempted withdrawals of such demands and any other instruments served pursuant to the Business Organization Code and received by Surviving Entity relating to members' rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Business Organization Code. The Surviving Entity shall not, except with the prior written consent of InovaChem, voluntarily make any payment with respect to any demands for appraisal of membership interests of Surviving Entity, offer to settle, or settle any demands or approve any withdrawal of any such demands.

1.8 Further Documents. From time to time, on and after the Effective Date, as and when requested by InovaChem, or by its successors or assigns, the appropriate officers and managers of Trinterprise as of the Effective Date shall, for and on behalf of and in the name of Mergerco or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as the Surviving Entity, Mergerco, or their respective successors or assigns may deem reasonably necessary or desirable in order to confirm of record or otherwise to vest in the Surviving Entity title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Mergerco and otherwise to carry out fully the provisions and purposes of this Agreement.

1.9 Effective Date and Closing Date. The Merger shall become effective on the date the Plan of Merger and Certificate of Merger (substantially in the form of Exhibit A annexed hereto) are accepted for filing by the Secretary of State of the State of Texas (the “Effective Date”), which shall be the date hereof, and all applicable legal requirements have been fulfilled to consummate the merger. The closing (the “Closing”) shall occur immediately following the Effective Date (the “Closing Date”), which shall also be the date hereof.

1.10 Deliveries at Closing. At Closing, the parties shall deliver the following documents and instruments:

(a) Deliveries by Trinterprise:

(1) Trinterprise shall cause Polymed Therapeutics, Inc. (“Polymed”) to execute and deliver to InovaChem a Supply Agreement of even date herewith between InovaChem and Polymed with respect to sourcing and manufacturing of Trinterprise’s products in accordance with its patent rights.

(2) Trinterprise shall cause the assignment of the following two (2) reports: (i) Covance report dated March 11, 2008, Sucralose C071202 Specifications, Sample No. 80104857, Batch No. 80104857; and (ii) Covance report dated March 11, 2008, Sucralose Specifications, Sample No. 80104857, Batch No. 80104857 (collectively, the “Covance Report”) from the Covance Laboratory, Inc. (“Covance”) addressed to Polymed, from Polymed to Trinterprise and deliver to InovaChem an assignment of the Covance Report in the form attached hereto as Exhibit B.

(3) Trinterprise shall deliver to InovaChem a letter from Xu stating that the sucralose samples tested by Covance, which are the subject of the Covance Report, were manufactured in accordance with the Intellectual Property (as defined below). Such letter shall be in the form attached hereto as Exhibit C.

(4) Trinterprise shall cause the assignment of the patent applications set forth on Schedule 3 from Polymed to Trinterprise and deliver to InovaChem assignments of each patent application in the form attached hereto as Exhibit D.

(5) Trinterprise shall cause Buchanan Ingersoll & Rooney, PC (“Buchanan Ingersoll”) to execute and deliver to InovaChem a new version of the Freedom to Operate Opinion of Counsel of Buchanan Ingersoll, dated March 31, 2008, regarding Process for Preparing Sucralose, Buchanan Ingersoll reference number 0070785-00003, addressed to Dr. William Zuo, in the form attached hereto as Exhibit E, which new version is addressed to InovaChem, Inc..

(6) Trinterprise shall deliver a Secretary’s certificate of even date herewith stating that the Merger contemplated by this Agreement has been approved by the Managers and all of the Trinterprise Members.

(b) Deliveries by Mergerco:

(1) Mergerco shall deliver a Secretary’s certificate of even date herewith stating that the Merger contemplated by this Agreement has been approved by the Managers and the sole member of Mergerco.

(c) Deliveries by InovaChem:

(1) InovaChem shall deliver to Trinterprise a Secretary’s certificate of even date herewith stating that the Merger contemplated by this Agreement has been approved by the Board of Directors of InovaChem.

(2) InovaChem shall execute, and shall cause the Escrow Agent to execute, the Escrow Agreement and deliver it to the Trinterprise Members.

(3) InovaChem shall deliver to the Trinterprise Members, in proportion to their ownership of the Trinterprise Membership Interest, the certificates representing the Merger Stock, less the Escrow Stock.

(4) InovaChem shall deliver the Escrow Stock to the Escrow Agent.

(d) Deliveries by the Trinterprise Members:

(1) The Trinterprise Members shall execute the Escrow Agreement and deliver it to the Escrow Agent and InovaChem.

2.	REPRESENTATIONS AND WARRANTIES RELATING TO TRINTERPRISE.

The Managers of Trinterprise, jointly and severally, hereby represent and warrant to Mergerco and InovaChem as follows:

(a) Trinterprise is a duly formed and validly existing limited liability company in good standing under the laws of the State of Texas, authorized to issue the Trinterprise Membership Interest. The Trinterprise Membership Interest, which is owned by the Trinterprise Members, as set forth and in the proportions on Schedule 1, has been duly authorized, validly issued and fully paid and nonassessable. There are no issued or outstanding rights, or options to purchase all or a portion of the Trinterprise Membership Interest or any issued or outstanding securities of any nature convertible into all or a portion of the Trinterprise Membership Interest. The outstanding Trinterprise Membership Interest has been issued in accordance with applicable securities laws or regulations in connection with the offer or sale of such membership interests. No certificates representing the Trinterprise Membership Interest were ever issued to the Trinterprise Members. The Certificate of Formation of Trinterprise LLC that was filed with the Secretary of State for the State of Texas on February 14, 2008, Company Agreement of Trinterprise LLC dated February 18, 2008, and Minutes of the Organizational Meeting of Trinterprise LLC dated February 18, 2008, which have been provided to InovaChem, are all of the documents comprising the corporate books and records of Trinterprise, and no such other documents exist.

(b) Trinterprise has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Trinterprise has caused a meeting of its Managers and the Trinterprise Members to approve the Merger. This Agreement and the transactions contemplated hereby have been duly approved by the Managers and all of the Trinterprise Members. This Agreement has been duly executed and delivered by Trinterprise and constitutes a valid and binding obligation of Trinterprise enforceable against Trinterprise in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now, or hereafter, in effect relating to creditors' rights.

(c) Trinterprise is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of Trinterprise (a “Trinterprise Material Adverse Effect”). The business of Trinterprise does not require it to be registered as an investment company or investment adviser as such terms are defined under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as amended.

(d) Trinterprise has no subsidiaries.

(e) Trinterprise does not have any operations and has not generated any revenue since its inception.

(f) There are no liabilities (including, but not limited to tax liabilities) or claims of or against Trinterprise (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) except for the contractual liabilities under the Contracts set forth on Schedule 2, none of which are past due.

(g) Since its inception, Trinterprise has not incurred any taxes or performed any activity for which any taxes would be assessed. Trinterprise is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and no claim for assessment or collection of any tax has been asserted in writing against Trinterprise that has not been paid. There are no liens for taxes upon the assets of Trinterprise (other than liens for taxes not yet due and payable). There is no valid basis, to the knowledge of the Trinterprise Members, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to Trinterprise by any governmental authority.

(h) Trinterprise has good and marketable title to all its assets and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.

(i) Trinterprise has no employees and has never employed any employees since its inception.

(j) Trinterprise does not have, and has not had since its inception, any accounts receivable.

(k) Copies of all written agreements, contracts, arrangements, understandings and commitments, including, without limitation, real estate leases, legal opinions, and loan agreements (each a “Contract,” collectively, “Contracts”), to which Trinterprise is a party, by which Trinterprise is bound, or from which Trinterprise is entitled to receive substantial benefits, and a summary of the provisions of each oral contract, are listed on Schedule 2. Trinterprise is not in default under any such Contract. Each such contract is valid and enforceable. The validity and enforceability of, and the rights of Trinterprise contained in, each such Contract shall not be adversely affected by the Merger or the transactions contemplated hereby and no consent from the other party or parties to any Contract is required in connection with the Merger or the transactions contemplated hereby.

(l) Although not stated in the Covance Report, the Covance Report was issued based on testing of sucralose samples submitted to Covance by Polymed, which samples were manufactured applying the processes that are the subject of the patent applications set forth on Schedule 3.

(m) There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Trinterprise or which challenge the validity or propriety of any Intellectual Property (as hereafter defined) owned by Trinterprise including set forth on Schedule 3 or the transactions contemplated by this Agreement and, to the knowledge of the Trinterprise Members, there is no reasonable basis for any such proceeding, claim, action or governmental investigation against Trinterprise. Trinterprise is not a party to or bound by any order, judgment or decree.

(n) Trinterprise has not (i) made any loans to, or entered into any transactions with, any of the officers or Managers of Trinterprise or their families; (ii) declared or paid any distributions since its inception; or (iii) purchased any portion of the Trinterprise Membership Interest.

(o) Trinterprise has not issued or committed itself to issue any of the Trinterprise Membership Interest or any options, rights, warrants, or other securities convertible into any portion of the Trinterprise Membership Interest.

(p) “Intellectual Property” shall mean and refer to: (i) domestic and foreign patents and patent applications (or equivalents thereto); (ii) domestic and foreign copyrights and copyright registrations; (iii) domestic and foreign trademarks, service marks, trade names and respective registrations thereof; (iv) trade secrets, privacy rights, and any other protection for confidential information or ideas, and (v) technical information and documentation, proprietary technology and processes, and know-how.

As of the date hereof:

(1) Trinterprise owns the entire right, title and interest to all Intellectual Property set forth on Schedule 3, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

(2) None of the Intellectual Property set forth on Schedule 3 nor Trinterprise, has violated, misappropriated, infringed, induced infringement of, or contributed to the infringement of any patent, copyright, trade secret, trademark, service mark, trade name, Internet domain name or other intellectual property right of any other person or entity.

(3) Trinterprise has not made, asserted or threatened any claim of violation, misappropriation or infringement of the Intellectual Property set forth on Schedule 3 against any other person or entity, and Trinterprise is not aware of any such violation, misappropriation or infringement.

(4) The transactions contemplated herein will not invalidate or adversely impact Trinterprise’s rights in any of the Intellectual Property and will not require the consent of any third party.

(q) Since its inception, Trinterprise has, in all material respects, conducted its affairs in compliance with all applicable laws, rules and regulations.

(r) Except for the filing of the Certificate of Merger and the Plan of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Trinterprise of this Agreement and (ii) the consummation by Trinterprise of the Merger and the other transactions contemplated hereby.

(s) The execution and delivery by Trinterprise of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by Trinterprise will not conflict with, result in a breach of, or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which Trinterprise is now a party or by which it or any of its assets or properties is bound or the Articles of Organization or the Operating Agreement of Trinterprise, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Trinterprise or any of its business or properties, including its Intellectual Property.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO MERGERCO.

Mergerco and InovaChem, jointly and severally, represent and warrant to the Trinterprise Members as follows:

(a) Mergerco is a duly formed and validly existing limited liability company in good standing under the laws of the State of Texas, authorized to issue only the Mergerco Membership Interest. The Mergerco Membership Interest, which is owned solely by InovaChem, has been duly authorized, validly issued and fully paid and nonassessable. There are no issued or outstanding rights, or options to purchase all or a portion of the Mergerco Membership Interest or any issued or outstanding securities of any nature convertible into all or a portion of the Mergerco Membership Interest. The outstanding Mergerco Membership Interest has been issued in accordance with applicable securities laws or regulations in connection with the offer or sale of such membership interests.

(b) Mergerco has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Mergerco has caused a meeting of its Managers and sole Member to approve the Merger. This Agreement and the transactions contemplated hereby have been duly approved by the Managers and sole member of Mergerco. This Agreement has been duly executed and delivered by Mergerco, and constitutes a valid and binding obligation of Mergerco, enforceable against Mergerco in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO INOVACHEM.

InovaChem represents and warrants to the Trinterprise Members as follows:

(a) InovaChem is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue 200,000,000 shares of InovaChem Common Stock, $.001 par value per share. There are 2,500,000 Outstanding InovaChem Common Shares, all of which are fully paid and nonassessable. The Merger Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable.

(b) InovaChem has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. InovaChem caused a special meeting of its Board of Directors to authorize the issuance of the Common Stock in the Merger. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of InovaChem. This Agreement has been duly executed and delivered by InovaChem and constitutes a valid and binding obligation of InovaChem enforceable against InovaChem in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

(c) As of its filing date, as any such filing may have been amended prior to the date hereof, each document InovaChem filed with the Securities and Exchange Commission (an “SEC Document”) complied, as to form and content in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 Act, as amended, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE TRINTERPRISE MEMBERS

Each Trinterprise Member represents and warrants to InovaChem as follows:

(a) Acknowledgment. Each Trinterprise Member understands and agrees that the Merger Stock has not been registered under the Securities Act or the securities laws of any state of the United State and that the issuance of the Merger Stock is being effected in reliance upon one or more exemptions from registration afforded under the Securities Act.

(b) Status. Each Trinterprise Member represents and warrants to InovaChem that such Trinterprise Member is an “Accredited Investor” as defined in the rules promulgated under the Securities Act. Each Trinterprise Member understands that the Merger Stock is being offered and sold to such Trinterprise Member in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Trinterprise Member set forth in this Agreement, in order that InovaChem may determine the applicability and availability of the exemptions from registration of the Merger Stock on which InovaChem is relying.

(c) Stock Legends. Each Trinterprise Member hereby agrees with InovaChem as follows:

Securities Act Legend. The certificates evidencing the Merger Stock will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Other Legends. The certificates representing the Merger Stock, and each certificate issued in transfer or exchange thereof, will also bear any other legend required under any applicable law, including, without limitation, any United States state corporate and state securities law, or contract.

Opinion. No Trinterprise Member will transfer any or all of the Merger Stock absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Merger Stock, without first providing InovaChem with an opinion of counsel (which counsel and opinion are reasonably satisfactory to InovaChem) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable United States state securities laws.

(d) Review of InovaChem SEC Documents. Each Trinterprise Member has reviewed the InovaChem SEC Documents, including the exhibits thereto.

6.	SURVIVAL AND INDEMNIFICATION.

(a) Survival. All of the representations and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of Trinterprise, InovaChem or Mergerco pursuant hereto or in connection with the transactions contemplated hereby) shall survive the closing for a period of one year.

(b) Indemnification by Trinterprise Members. From and after the Closing, the Trinterprise Members, severally and jointly, shall indemnify, defend and hold harmless InovaChem and its officers, directors, shareholders, employees, agents and affiliates and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as "Indemnified Damages"), occasioned by, arising out of or resulting from (i) any breach or default of any representation or warranty by, or covenant of, such Trinterprise Members contained in this Agreement or any other agreement provided for in this Agreement; (ii) claims that Trinterprise does not own all rights to its assets, including without limitation the Intellectual Property, and (iii) liabilities of Trinterprise arising out of or resulting from compliance or noncompliance with any law or order, the basis of which arose on or before the Effective Date.

(c) Indemnification by InovaChem. From and after the Closing, InovaChem shall indemnify, defend and hold harmless the Trinterprise Members and their heirs, personal representatives, agents, successors, and affiliates against any Indemnified Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, InovaChem contained in this Agreement or any other agreement provided for in this Agreement.

(d) Notice of Indemnification. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Article 6, shall promptly notify in writing the indemnifying party of such commencement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party unless the indemnifying party had determined not to assume the defense of the action. The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

(e) Indemnification Not Exclusive Remedy. If a party breaches any aspect of this Agreement, the non-breaching parties shall be entitled to seek all remedies available to them under applicable law and shall not be limited to just the remedies of indemnification provided for in this Agreement. ADDITIONALLY, IF ANY PARTY IS FOUND TO HAVE MADE AN INTENTIONAL MISSTATEMENT OR OTHERWISE ACTED WITH FRAUDULENT INTENT WITH RESPECT TO A REPRESENTATION OR WARRANTY, THE OTHER PARTIES MAY SEEK ALL REMEDIES TO WHICH THEY MAY BE ENTITLED UNDER APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO, A CLAIM FOR RESCISSION OF THE ENTIRE AGREEMENT, COMPENSATORY AND PUNITIVE DAMAGES, AND, IF APPLICABLE, INJUNCTIVE RELIEF.

(f) Escrowed Stock. InovaChem may, but shall not be required to, assert any claim it may have hereunder against the Trinterprise Members, pursuant to the terms of the Escrow Agreement.

7.	EXPENSES; ATTORNEYS FEES.

Each party shall bear its expenses in connection with the Merger. In the event of any action, dispute, litigation or other proceeding with respect to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel incurred in connection with such action, dispute, litigation or other proceeding, whether or not litigation is instituted, and if instituted, at both trial and appellate levels, in addition to any other relief to which the parties may be entitled.

8.	THIRD PARTY BENEFICIARIES.

The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement, and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever, and only to the extent expressly referred to herein.

9.	FURTHER INSTRUMENTS AND ACTIONS.

Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other parties in order to carry out the intents and purposes of this Agreement.

10.	GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflicts of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court for the State of Texas, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Texas state or federal court. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

11.	NOTICES.

All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, return receipt requested, nationwide overnight delivery service or by personal delivery to the addresses set forth on the signature pages hereto, or such other addresses as may hereafter be designated in writing by a party. All notices shall be deemed given and received upon the earlier of five days after being sent by certified mail, or upon actual receipt, if addressed to the parties at their addresses as provided in this Section:

If to Trinterprise:

Trinterprise LLC
3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056
Attention: William W. Zuo

If to InovaChem:

InovaChem, Inc.
3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056
Attention: Henry Toh

If to Mergco:

Mergco, LLC
3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056
Attention: Henry Toh

If to Zuo:

3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056

If to Li:

3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056

If to Xu:

3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056

If to Toh:

3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056

If to Yiu:

3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056

12.	BINDING AGREEMENT.

This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the parties hereto.

13.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement.

14.	SEVERABILITY.

The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

[SIGNATURE BLOCK ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

TRINTERPRISE LLC

By:	/s/ Xiaojing Li
Title: Manager

INOVACHEM, INC.

By:	/s/ William W. Zuo
Title: President

INOVACHEM MERGERCO, LLC

By:	/s/ Willian W. Zuo
Title: Manager

TRINTERPRISE MEMBERS

/s/ William W. Zuo
William W. Zuo

/s/ Xiaojing Li
Xiaojing Li

/s/ Shao Jun Xu
Shao Jun Xu

/s/ Henry Toh
Henry Toh

/s/ Lu Yiu
Lu Yiu

Schedule 1
Trinterprise Membership Interest

	Number of Units Owned	Percentage Ownership

William Zuo	325,000	32.50%

Xiaojing Li	325,000	32.50%

Shao Jun Xu	200,000	20.00%

Henry Toh	100,000	10.00%

Yiu Lu	50,000	5.00%

Total:	1,000,000	100.00%

Schedule 2
Trinterprise Contracts

1. Covance Report dated March 11, 2008, Sucralose C071202 Specifications, Sample No. 80104857, Batch No. 80104857 from Covance addressed to Terri Wallace, Sales & Marketing Manager, Polymed Therapeutics, Inc., and assignment thereof of even date herewith to Trinterprise.

2. Covance Report dated March 11, 2008, Sucralose Specifications, Sample No. 80104857, Batch No. 80104857 from Covance addressed to Terri Wallace, Sales & Marketing Manager, Polymed Therapeutics, Inc., and assignment thereof of even date herewith to Trinterprise.

Schedule 3
Intellectual Property

1. U.S. Patent Application No. 11/806,810, “NOVEL CHLORINATION PROCESS FOR PREPARING SUCRALOSE”.

2. U.S. Patent Application No. 11/898/652, “NOVEL PROCESS FOR PREPARING SUCROSE-6-ESTERS”.

3. U.S. Patent Application No. 12/003,850, CIP of 11/806,810.

Exhibit A
Plan of Merger and Certificate of Merger

Exhibit B
Assignment of the Covance Report

Exhibit C
Letter of Dr. Shao Jun Xu

Exhibit D
Assignments of Patent Applications

Exhibit E
Legal Opinion